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                                                                    EXHIBIT 5.01

                   [LETTERHEAD OF RAINEY, ROSS, RICE & BINNS]

                                 April 15, 2003

OGE Energy Corp.
321 N. Harvey
Oklahoma City, Oklahoma 73101

     RE:   $130,000,000 PRINCIPAL AMOUNT OF SECURITIES

Gentlemen:

     We have examined the Form S-3 Registration Statement, dated [      ], 2003
(the "Registration Statement"), of OGE Energy Corp. (the "Company"), to which this opinion is an exhibit, for the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate amount of $130,000,000 of debt securities ("Debt Securities") and shares of common stock, including the associated preferred stock purchase rights (the "Rights") (together with the Debt Securities, the "Securities") of the Company. The Debt Securities will be issued under an Indenture and a new supplemental indenture for each series of Debt Securities, all from the Company to UMB Bank, N.A., as trustee (such Indenture, as supplemented and as to be supplemented, is herein referred to as the "Indenture"). We have examined all records, instruments, and documents which we have deemed necessary for the purposes of this opinion, including the Registration Statement on Form S-3 under the Act relating to the Securities to be filed by the Company pursuant to the Act.

     Based upon the foregoing and upon our general familiarity with the property and affairs of the Company, we are of the opinion that:

     1. The Company is a validly organized and legally existing corporation, in good standing under the laws of the State of Oklahoma and is authorized to conduct and operate its business as a public utility holding company in the State of Oklahoma.

     2. When, as and if the Registration Statement on Form S-3, to which this opinion is an exhibit, becomes effective pursuant to the provisions of the Act and when, as and if the Debt Securities, the Indenture and one or more new supplemental indentures relating thereto have been duly executed and delivered, and the consideration for the Debt Securities duly received by the Company, all in the manner contemplated by the said Registration Statement, the Indenture will be a valid, legal, and binding instrument of the Company and the Debt Securities will be legally issued and binding obligations of the Company.

     3. When, as and if the Registration Statement on Form S-3, to which this opinion is an exhibit, becomes effective pursuant to the provisions of the Act and when, as and if the shares of common stock have been registered and delivered, and the consideration for the common stock duly received by the Company, all in the manner contemplated by the said Registration Statement, the common stock will be legally issued, fully paid and nonassessable shares of stock of the Company.

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     4.   When issued in accordance with the terms of the Amended and Restated
Rights Agreement dated as of October 10, 2000 between the Company and Chase Mellon Shareholder Services LLC, as Rights Agent, the Rights will be validly issued.

     5. The statements made in the above-mentioned Registration Statement and in the related Prospectus, purporting to be made or based upon our opinion correctly set forth our opinion upon said respective matters.

                                            Respectfully,

                                            RAINEY, ROSS, RICE & BINNS


                                            By:/s/ Hugh D. Rice
                                               ----------------
                                               Hugh D. Rice